Exhibit 7(b)
                Deferred Compensation Plan for Eligible Trustees.




                                MUTUAL FUND GROUP

                                MUTUAL FUND TRUST

                       MUTUAL FUND VARIABLE ANNUITY TRUST

                          GLOBAL FIXED INCOME PORTFOLIO

                           GROWTH AND INCOME PORTFOLIO

                         INTERNATIONAL EQUITY PORTFOLIO

                            CAPITAL GROWTH PORTFOLIO

                     DEFERRED COMPENSATION PLAN FOR ELIGIBLE

                                    TRUSTEES



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ARTICLE                                                                Page

       1          Definitions........................................... 1

       2          Deferrals............................................. 3

       3          Payment of Benefits................................... 8

       4          Beneficiaries........................................ 12

       5          Administration and Reservation of Rights............. 14




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                                    ARTICLE 1

                                   DEFINITIONS


          The following terms when used in this Plan have the designated meanings unless a different meaning is clearly required by the context.


          1.1 Account means the record maintained on the books of the Funds to reflect deferrals of Compensation by a Participant pursuant to Section 2.2.


          1.2  Beneficiary  means the person or persons  designated  pursuant to
Article 4 to receive a benefit pursuant to Section 3.4.1 in the event of a Participant's death before his benefit under this Plan has been paid.

          1.3 Board means the board of Board of Trustees of each of the Funds.

          1.4 Compensation means, for any Eligible Trustee, the amount of trustee's fees paid or accrued by the Funds for such Trustee with respect to a calendar year (prior to reduction for amounts deferred pursuant to this Plan).

          1.5 Eligible Trustee means an individual who is a trustee of one or more of the Funds which have adopted the Plan but who is not an employee of the Funds' distributor, administrator or adviser, or any of their affiliates.

          1.6 Funds means any series of a regulated investment company, existing or to be created, managed or administered by The Chase Manhattan Bank, N.A. or any of its affiliates.




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          1.7   Participant   means  an  Eligible   Trustee  who  has   deferred
Compensation pursuant to this Plan and who has an Account to which amounts stand credited.

          1.8 Payment Date means a date designated pursuant to Section 2.3 for payment of some portion or all of a Participant's Account.

          1.9 Plan means this "Deferred Compensation Plan for Eligible Trustees" as set forth herein and as in effect from time to time.

          1.10 Plan Administrator means the Compensation Committees of the Funds and such individual or individuals appointed from time to time by such Committees to assist in the administration of the Plan. The members of such Compensation Committees shall not be "interested persons" (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940) of any of the Funds. The term "Plan Administrator" as used in this Plan shall refer to the members of such Committees, either individually or collectively, and their delegees, as appropriate.

          1.11 Termination of Service means cessation for any reason of a Participant's service as Trustee of each of the Funds.

          1.12 Valuation Date means the last business day of each calendar quarter and any other day that the Plan Administrator makes a valuation of an Account.

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                                    ARTICLE 2
                                    DEFERRALS


          2.1 Accounts. The Funds shall establish an Account for each Eligible Trustee who elects to defer Compensation pursuant to Section 2.2. Amounts deferred pursuant to Section 2.2, and the value thereof determined pursuant to
Section 2.4, shall be credited to such Account.

          2.2 Deferral of Compensation.

               2.2.1 Initial Deferral Election. An Eligible Trustee may direct the Funds to reduce the Compensation otherwise payable to him and to pay the amount of such reduction to him in the future as deferred compensation. A deferral direction pursuant to this Section 2.2 shall be made in writing before the first day of the calendar year for which such Compensation is paid, in such manner as the Plan Administrator shall prescribe, shall be irrevocable and shall continue in effect for all subsequent calendar years unless it is canceled or modified as provided below. Notwithstanding the foregoing, (i) any Eligible Trustee who is elected to the Board during a calendar year of the Fund may elect before becoming a Trustee or within 30 days after becoming an Eligible Trustee to defer any unpaid portion of his Compensation in respect of such calendar year and the fees for any future meetings during such calendar year by filing an election form with the Plan Administrator, and (ii) Eligible Trustees may elect to defer any unpaid portion of the retainer for the calendar year in which this Plan is first adopted by the Board and any unpaid fees for any future

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          meetings  during such  calendar year by submitting an election form to the Plan Administrator within 30 days of such authorization.

               2.2.2 Change in Deferral Election. A Participant may cancel or modify the amount of his Compensation deferrals on a prospective basis by submitting to the Plan Administrator a revised Compensation deferral election form. Such change will be effective as of the first day of the calendar year following the date such revision is submitted to the Plan Administrator.

          2.3  Payment Date.

               2.3.1 Designation of Date. Each deferral direction given pursuant to Section 2.2 shall include designation of the Payment Date for the value of the amount deferred. Such Payment Date shall be the first day of any calendar quarter, subject to the limitation set forth in
          Section 2.3.3.

               2.3.2 Extension of Date. One year before the Payment Date initially designated pursuant to Section 2.3.1, the Participant may irrevocably elect to extend such Payment Date to the first day of any calendar quarter, subject to the limitation set forth in Section 2.3.3.

               2.3.3 Limitation. An Eligible Trustee shall select a Payment Date (or extended Payment Date) that is no sooner than the earlier of (a) the January 1 that follows the third anniversary of the Participant's deferral election made pursuant to Section 2.3.1 or 2.3.2 or (b) the January 1 of the year in which the Participant attains age 74.

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               2.3.4 Methods of Payments. A Participant may elect, at the time a
          Payment  Date is  selected,  to receive  the amount  which will become
          payable  as  of  such   Payment  Date  in  no  more  than  ten  annual
          installments. Except as may be elected pursuant to this Section 2.3.4, all amounts becoming payable under this Plan shall be paid in a single sum.

               2.3.5 Irrevocability. Except as provided in Section 2.3.2, a designation of a Payment Date and an election of installment payments shall be irrevocable; provided, however, that payment may be made on a different date as provided in Section 3.4.

          2.4 Value of Participants' Accounts. Compensation deferrals shall be allocated to each Participant's Account on the first business day following the date such Compensation is withheld from the Trustee's Compensation and shall be deemed invested pursuant to this Section 2.4, as soon as practicable.

               2.4.1 Crediting of Income, Gains and Losses. As of each Valuation Date, income, gain and loss equivalents (determined as if the Account is invested in the manner set forth below) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Account.

               2.4.2 Investment of Account Balance. The Participant may select, from various options made available by the Funds, the Funds in which all or part of his Account shall be deemed to be invested. The Funds available to the

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          Participant  as of the date of  inception  of this Plan are  listed on
          Appendix B hereto.

                    2.4.2.1 The Participant shall make an investment designation on a form provided by the Plan Administrator which shall remain effective until another valid designation has been made by the Participant as herein provided. The Participant may amend his investment designation as of the end of each calendar quarter by giving written direction to the Plan Administrator at least thirty (30) days prior to the end of such calendar quarter. A timely change to a Participant's investment designation shall become effective on the first day of the calendar quarter following receipt by the Plan Administrator.

                    2.4.2.2 Any changes to the Funds to be made available to the
               Participant, and any limitation on the maximum or minimum percentages of the Participant's Account that may be invested in any particular Fund, shall be communicated from time-to-time to the Participant by the Plan Administrator.

               2.4.3 Default Provision. Except as provided below, the Participant's Account shall be deemed to be invested in accordance with his investment designations, provided such designations conform to the provisions of this Section. Notwithstanding the above, the Board, in its sole discretion, may disregard the Participant's election and determine that all Compensation deferrals shall be deemed to be invested in a Fund determined by the Board. In

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          the event that any Fund under which any  portion of the  Participant's
          Account is deemed to be invested ceases to exist, such portion of the Account thereafter shall be deemed held in the successor to such Fund, subject to subsequent deemed investment elections.

               2.4.4 Regulatory Approvals. The use of the returns on the Funds to determine the amount of the earnings credited to a Participant's Account is subject to regulatory approval. Until such approval is received, the Compensation deferrals of a Participant shall be continuously credited with earnings in an amount determined by multiplying the balance credited to the Account by an interest rate equal to the yield on 90-day U.S. Treasury Bills (as determined by the Plan Administrator at the beginning of each calendar quarter).

               2.4.5 Statements. The Fund shall provide an annual statement to the Participant showing such information as is appropriate, including the aggregate amount credited to the Account, as of a reasonably current date.

                                    ARTICLE 3

                               PAYMENT OF BENEFITS


          3.1 Nonforfeitability. A Participant's right to a deferred amount of Compensation and his right to the income and gains credited thereon, shall be fully vested and nonforfeitable at all times.

          3.2 Income. Any payment made pursuant to Sections 3.3, 3.4. or 3.5 shall include the income, gains and losses calculated in the manner described in
Section 2.4 through the end of the month preceding the month in which such payment is made.

          3.3 Time of Payment. Except as provided in Section 3.4, the amount credited to the Account of each Participant shall become payable to the Participant in cash as of the Payment Date designated pursuant to Section 2.3. If the Participant has elected installment payments, such payments shall begin within thirty days of the Payment Date. In any other case, payment shall be made as a single sum within thirty days of the Payment Date.

          3.4   Termination  of  Service.   In  the  event  of  a  Participant's
Termination of Service while amounts stand credited to his Account, such amounts shall be disposed of as provided in this Section 3.4.

               3.4.1 Death of Participant. If the Participant's Termination of Service is on account of his death, or if he dies following Termination of Service but while receiving installment payments, his Account shall be paid as soon as practicable to his Beneficiary as a single sum in cash.

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               3.4.2 Termination. If the Participant's Termination of Service is
          for a reason other than death, his Account shall be paid to him as a single sum in cash; provided, however, that if the Participant had elected installment payments pursuant to Section 2.3.4 for any deferred Compensation, the amount of such deferred Compensation and income, gains and losses credited thereon shall be paid in cash in the number of installments thus elected. All payments pursuant to this
          Section 3.4.2 shall be made or begin no more than three months after the end of the calendar year in which Termination of Service occurs.

          3.5  Withdrawal for Emergency Need.

               3.5.1 Authorization. The Board may permit a Participant who demonstrates an emergency need to withdraw from the Plan an amount no greater than the amount determined by the Plan Administrator to be reasonably necessary to satisfy such emergency need. Such withdrawal shall be funded by drawing on deferred Compensation amounts (and income thereon) in the order in which such amounts were originally credited to the Participant's Account.

               3.5.2 Emergency Need. For purposes of this Section 3.5, an emergency need is a severe financial hardship of a Participant resulting from (a) a sudden and unexpected illness of or accident to the Participant or a dependent within the meaning of section 152(a) of the Internal Revenue Code, or (b) a casualty loss to the Participant's property or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control. A need is not an emergency need to the extent that it is relieved by reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant's assets insofar as such liquidation would not cause severe financial hardship, or by cessation of deferrals under the Plan.

          3.6 Source of Payment. The Compensation deferred pursuant to this Plan (and the income, gains and losses credited thereon) shall be the general obligation of the Funds. Each Fund's share of the obligation to provide such amounts shall be determined by use of accounting methods adopted by the Plan Administrator. The claim of a Participant or Beneficiary to a benefit shall at all times be merely the claim of an unsecured creditor of the applicable Funds. No trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder. The Funds shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement;
however, if in order to cover its obligations hereunder the Fund elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Fund, subject to the claims of its general creditors and no person other than the Fund shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor.

          3.7 Withholding. All amounts credited to Participants' Accounts pursuant to this Plan and all payments under the Plan shall be subject to any applicable withholding requirements imposed by any tax (including, without limitation, FICA) or other law. Each Fund shall have the right to require as a condition of any crediting to a Participant's Account or of any payment hereunder that the Participant remit to the Fund an amount sufficient in its opinion to satisfy all applicable withholding requirements. With respect to withholding applicable to any payment made hereunder, a payee may discharge such obligation by directing the Funds to withhold amounts payable under the Plan.


          3.8 Right of Offset. Any amount payable pursuant to this Plan shall be reduced at the discretion of the Plan Administrator to take account of any amount due, and not paid, by the Participant to the Funds at the time payment is to be made hereunder.

                                    ARTICLE 4

                                  BENEFICIARIES


          4.1 Beneficiary Designation.

               4.1.1 Designation. A Participant may from time to time designate, in the manner specified by the Plan Administrator, a Beneficiary to receive payment pursuant to Section 3.4 in the event of his death.

               4.1.2 Absence of Beneficiary. In the event that there is no properly designated Beneficiary living at the time of a Participant's death, his benefit hereunder shall be paid to his estate.

          4.2 Payment to Incompetent. If any person entitled to benefits under this Plan shall be a minor or shall be physically or mentally incompetent in the judgment of the Plan Administrator, such benefits may be paid in any one or more of the following ways, as the Plan Administrator in his sole discretion shall determine:

               4.2.1 to the legal representatives of such minor or incompetent person;

               4.2.2 directly to such minor or incompetent person; or

               4.2.3 to a parent or guardian of such minor or incompetent person, to the person with whom such minor or incompetent person resides, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction.

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Payment  to any  person in  accordance  with the  foregoing  provisions  of this
Section 4.2 shall to that extent discharge the applicable Funds and the Plan Administrator, who shall not be required to see to the proper application of any such payment.


          4.3 Doubt as to Right to Payment. If any doubt exists as to the right of any person to any benefits under this Plan or the amount or time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Plan Administrator may, in his discretion, direct that payment of such benefits be deferred until such right or amount or time is determined, or pay such benefits into a court of competent jurisdiction in accordance with appropriate rules of law, or direct that payment be made only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Plan Administrator).


          4.4 Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a "qualified domestic relations order" as defined in section 414(p) of the Internal Revenue Code or otherwise.

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                                    ARTICLE 5

                    ADMINISTRATION AND RESERVATION OF RIGHTS


          5.1 Plan Administrator. Authority to administer the Plan shall be vested in the Plan Administrator, who shall have the power and discretion to:

               5.1.1   promulgate  and  enforce  such  rules,   regulations  and
          procedures as shall be proper for the efficient administration of the Plan;

               5.1.2 determine all questions arising in the administration, interpretation and application of the Plan, including questions of eligibility and of the status and rights of Participants and any other persons hereunder;

               5.1.3 decide any dispute arising hereunder; provided, however, that no Administrator shall participate in any matter involving any questions relating solely to his own participation or benefits under this Plan;

               5.1.4 advise the Boards of Trustees of the Funds regarding the known future need for funds to be available for distribution;

               5.1.5   correct   defects,   supply   omissions   and   reconcile
          inconsistencies to the extent necessary to effectuate the Plan;

               5.1.6 compute the amount of benefits and other payments which shall be payable to any Participant in accordance with the provisions of the Plan and to determine the person or persons to whom such benefits shall be paid;

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               5.1.7 make recommendations to the Boards of Trustees of the Funds with respect to proposed amendments to the Plan;

               5.1.8 file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Funds, or the Plan; and

               5.1.9 have all such other powers as may be necessary to discharge its duties hereunder.

          5.2  Claims   Procedure.   If  the  Plan   Administrator   denies  any
Participant's or Beneficiary's claim for benefits under the Plan:


               5.2.1 the Plan Administrator shall notify such Participant or Beneficiary of such denial by written notice which shall set forth the specific reasons for such denial; and

               5.2.2  the  Participant  or  Beneficiary   shall  be  afforded  a
          reasonable opportunity for a full and fair review by the Board of the decision to deny his claim for Plan benefits.

          5.3  Action  by  Administrator.  The Plan  Administrator  may  elect a
Chairman and Secretary from among its members and may adopt rules for the conduct of its business. A majority of the members then serving shall constitute a quorum for the transacting of business. All resolutions or other action taken by the Plan Administrator shall be by vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other

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action  taken  without  a  meeting  upon  written  consent  signed by at least a
majority  of  the  members.  All  documents,   instruments,   orders,  requests,
directions, instructions and other papers shall be executed on behalf of the Plan Administrator by either the Chairman or the Secretary of the Plan Administrator, if any, or by any member or agent of the Plan Administrator duly authorized to act on the Plan Administrator's behalf.

          5.4 Participation by Plan Administrators. No Plan Administrator shall be precluded from becoming a Participant in the Plan if he would be otherwise eligible, but he shall not be entitled to vote or act upon matters or to sign any documents relating specifically to his own participation under the Plan, except when such matters or documents relate to benefits generally. If this disqualification results in the lack of a quorum, then the Boards of Trustees, by majority vote of the members of a majority of such Boards of Trustees (a "Majority Vote"), shall appoint a sufficient number of temporary Plan Administrators, who shall serve for the sole purpose of determining such a question.

          5.5 Agents and Expenses. The Plan Administrator may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan. The cost of such services and all other expenses incurred by the Plan Administrator in connection with the administration of the Plan shall be allocated to each Fund pursuant to the method utilized under Section 3.6 hereof with respect to costs related to benefit accruals.

          5.6 Allocation of Duties. The duties, powers and responsibilities reserved to the Plan Administrator may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Plan Administrator, in which case no Plan

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Administrator  shall have any liability,  with respect to any duties,  powers or responsibilities not allocated to him, for the acts or omissions of any other Plan Administrator.

          5.7 Delegation of Duties. The Plan Administrator may delegate any of its duties to employees of one or more of the Funds, or to any other person or firm

          5.8 Plan Administrator's Action Conclusive. Any action on matters within the discretion of the Plan Administrator shall be final and conclusive.

          5.9 Records and Reports. The Plan Administrator shall maintain adequate records of its actions and proceedings in administering this Plan and shall file all reports and take all other actions as it deems appropriate in order to comply with any federal or state law.

          5.10 Information from the Funds. The Funds shall promptly furnish all information to the Plan Administrator to permit it to perform its duties under this Plan. The Plan Administrator shall be entitled to rely upon the accuracy and completeness of all information furnished to it by the Funds, unless it knows or should have known that such information is erroneous.

          5.11 Reservation of Rights by Boards of Trustees. When rights are reserved in this plan to the Boards of Trustees, such rights shall be exercised only by Majority Vote of the Boards of Trustees, except where the Boards of Trustees, by unanimous written resolution, delegate any such rights to one or more persons or to the Plan Administrator. Subject to the rights reserved to the Boards of Trustees as set forth in this Plan, no member of the Boards of Trustees shall have any duties or responsibilities under this Plan, except to the extent he shall be acting in the capacity of an Plan Administrator.

          5.12 Liability and Indemnification.

               5.12.1 The Plan Administrator shall perform all duties required of it under this Plan in a prudent manner. The Plan Administrator shall not be responsible in any way for any action or omission of the Funds or their employees in the performance of their duties and obligations as set forth in this Plan. The Plan Administrator also shall not be responsible for any act or omission of any of its agents provided that such agents were prudently chosen by the Plan Administrator and that the Plan Administrator relied in good faith upon the action of such agents.

               5.12.2 Except for its own gross negligence, willful misconduct or willful breach of the terms of this Plan, the Plan Administrator shall be indemnified and held harmless by the Funds against any and all liability, loss, damages, cost and expense which may arise occurring by reason of, or be based upon, any matter connected with or related to this Plan or its administration (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or in settlement of any such claim.

               5.12.3 Indemnity. The Funds shall indemnify and hold the Plan Administrator and each employee, officer or trustee of the Funds harmless against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim) to the fullest extent permitted under applicable law, except when the same is judicially determined to be due to the gross negligence or willful misconduct of the Plan Administrator or such employee, officer or trustee.

          5.13 Payment of Expenses. The Plan Administrator shall serve without special compensation. All expenses of Plan administration shall be paid by the Funds.

          5.14 Right to Amend or Terminate. The Board may at any time amend the Plan in any respect, retroactively or otherwise, or terminate the Plan. However, no such amendment or termination shall reduce the amount standing credited to any Participant's Account as of the date of such amendment or termination. In the event of the termination of the Plan, the Board, in its sole discretion, may choose to pay out Participants' Accounts prior to the designated Payment Dates. Otherwise, following a termination of the Plan, income, gains and losses shall continue to be credited to each Account in accordance with the provisions of this Plan until the time such Accounts are paid out.

          5.15 Usage. Whenever applicable, the masculine gender, when used in the Plan, includes the feminine gender, and the singular includes the plural.

          5.16 Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the

Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.

          5.17 Captions. The captions in this document and in the table of contents are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and shall in no way affect the Plan or the construction of any provision thereof.

          5.18 Right of Discharge Reserved. Nothing contained in this Plan shall be construed as a guaranty or right of any Participant to be continued as a Trustee of one or more of the Funds (or of a right of a Trustee to any specific level of Compensation) or as a limitation of the right of the Funds to remove any of its trustees.

          5.19 Governing Law and Construction. The Plan is intended to constitute an unfunded, nonqualified deferred compensation arrangement. Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. No action shall be brought by or on behalf of any Eligible Employee or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan's claim review procedure. Any such action must be commenced within three years. This three-year period shall be computed from the earlier of
(a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan's claim review procedure or (b) the date such individual's cause of action first accrued. Any dispute, controversy or claim arising out of or in connection with this Plan (including the applicability of this arbitration provision) and not resolved pursuant to the Plan's claim review procedure shall be determined and settled by arbitration conducted by the American Arbitration Association ("AAA") in the County and State of the Funds's principal place of business and in accordance with the then existing rules, regulations, practices and procedures of the AAA. Any award in such arbitration shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by either party in any court of competent jurisdiction. Each party to the arbitration will bear its own costs and fees (including attorney's fees.)